Exhibit 3.1

                    FOURTH RESTATED ARTICLES OF INCORPORATION
                                       OF
                              WTD INDUSTRIES, INC.


         These Fourth Restated Articles of Incorporation of WTD Industries, Inc. are adopted pursuant to the Oregon Business Corporation Act and supersede any previous Articles of Incorporation or amendments thereto.

                                 ARTICLE 1. NAME

                  The name of the corporation is WTD Industries, Inc.

                               ARTICLE 2. DURATION

                  The period of the corporation's duration shall be perpetual.

                         ARTICLE 3. PURPOSES AND POWERS

         The purpose for which the corporation is organized is to engage in any business, trade or activity which may lawfully be conducted by corporation organized under the Oregon Business Corporation Act.

         The corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to the corporation.

                                ARTICLE 4. SHARES

4.1      Authorized Capital.


         The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the corporation shall have authority to issue shall be fifty million (50,000,000), consisting of forty million (40,000,000) shares of Common Stock, having no par value, and ten million (10,000,000) shares of Preferred Stock, having no par value.

4.2      Common Stock.

         Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of funds of the corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors and shall be entitled to receive distributions legally payable to shareholders on the liquidation of the corporation. Unless otherwise provided by the corporation's articles of incorporation or by the corporation's Plan of Reorganization (together with the documents attached as Exhibits thereto, the "Plan"), as approved by order of the United States Bankruptcy

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Court for the Western  District of  Washington,  the holders of shares of Common
Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the corporation and the right to vote on all other matters, except where a separate class or series of the corporation's shareholders vote by class or series.

4.3      Preferred Stock.


         4.3.1    Issuance of Preferred Stock in Series.


         The Preferred Stock authorized by these Fourth Restated Articles of Incorporation shall be issued from time to time in series. The initial two series of Preferred Stock shall be designated "Series A Preferred Stock" and "Series B Preferred Stock." The rights, preferences, privileges, restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of five hundred thousand (500,000) shares, and the Series B Preferred Stock, which series shall consist of five hundred thousand (500,000) shares, are as set forth below in this Article 4 and in the Plan. Except as to the Series A and Series B Preferred Stock and except as otherwise provided in the corporation's articles of incorporation, the Board of Directors of this corporation is hereby authorized to fix the number of shares, and determine the designation of each series of Preferred Stock and may determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Stock. The Series A and Series B Preferred Stock are sometimes hereinafter referred to collectively as the "Series Preferred Stock."

         4.3.2    Dividends.


         The holders of shares of Series Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock of this corporation. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of any other series of Preferred Stock, including, without limitation, shares of the Series B Preferred Stock of this corporation. Holders of shares of Series A Preferred Stock shall be entitled to receive dividends at a rate equal to the Dividend Rate (as hereinafter defined) multiplied by the Series A Original Issue Price (as hereinafter defined) per share of the Series A Preferred Stock then outstanding, payable in cash out of the assets of the corporation legally available therefor, quarterly in advance beginning on November 30, 1992 (each such quarterly date being a "Dividend Date"). "Dividend Rate" shall mean a rate of interest per annum equal to the "base" or "prime" rate of Bank (as hereinafter defined) which rate is in effect on the date that is five business days prior to the Dividend Date and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto; provided that, notwithstanding the foregoing, in no event shall the Dividend Rate be less than 6% per annum, nor more than 9% per annum. "Bank" shall mean Bank of America, N.A., or in the event that such bank shall no longer publicly announce a "base" or "Prime" rate, Wells Fargo Bank, N.A. Notwithstanding the foregoing, from the date the corporation receives any payment blockage notice described in Section 3.2(g) of the Plan (a "Blockage Notice"), which Blockage Notice remains in effect (such effective period being the "Blockage Period"), the corporation shall cease to pay dividends to the holders of shares of Series A Preferred Stock.

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During the Blockage Period,  the corporation shall deposit the dividends that would otherwise be payable to the holders of Series A Preferred Stock (the "Escrowed Dividends") with any bank, trust company or other financial institution that provides trust services in the regular course of its business, in any case having aggregate capital and surplus in excess of $100,000,000, as escrow agent (the "Escrow Agent"), upon the terms described in the Plan. Subject to the provisions of the Plan, and provided that the Escrowed Dividends have not previously been applied to the corporation's obligations to any other party pursuant to the Plan, the Escrow Agent shall be required, under the terms of the escrow, to pay the Escrowed Dividends to the record holders of Series A Stock to which the dividends would have been paid if timely, upon the expiration or termination of all Blockage Periods then in effect.

         4.3.3    Liquidation Preference


         (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the assets of the corporation available for distribution shall be distributed in the following order and amount:

                   (i) First,  the holders of the Series A Preferred  Stock then outstanding shall be entitled to receive an amount equal to $100 for each outstanding share of such Series A Preferred Stock, appropriately adjusted for any stock dividend, split, combination or similar recapitalization of such Series A Preferred Stock (the "Series A Original Issue Price") and, in addition, an amount equal to any dividends accrued but not paid on each such share, subject to subsection 4.3.3(b) hereof.

                  (ii) Second, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive an amount equal to $100 for each outstanding share of such Series B Preferred Stock, appropriately adjusted for any stock dividend, split, combination or similar recapitalization of such Series B Preferred Stock (the "Series B Original Issue Price") and, in addition, an amount equal to any dividends accrued but not paid on each such share, subject to subsection 4.3.3(c) hereof.

                 (iii) After setting apart or paying in full the preferential amounts due the holders of the Series A Preferred Stock and the Series B Preferred Stock, as provided above, if assets available for
         distribution   remain  in  the   corporation,   the   holders   of  the
         corporation's Common Stock shall be entitled to share ratably in the remaining assets of the corporation.


         (b) If, upon the occurrence of any liquidation, dissolution or winding up of the corporation and the distribution of the corporation's assets pursuant to subsection 4.3.3(a)(i), such assets available for distribution shall be insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts to which they may be entitled, then the entire assets of the corporation legally available for distribution shall be distributed ratably among the holders of shares of the Series A Preferred Stock.




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         (c) If, upon the occurrence of any liquidation,  dissolution or winding up of the corporation and the distribution of the corporation's assets pursuant to subsection 4.3.3(a)(ii), such assets available for distribution shall be insufficient to permit the payment to the holders of the Series B Preferred Stock of the full preferential amounts to which they may be entitled, then the entire assets of the corporation legally available for distribution to the holders of the Series B Preferred Stock shall be distributed ratably among the holders of shares of the Series B Preferred Stock.

         (d)  Whenever a  distribution  of assets  provided  for in this Section
4.3.3 shall be payable in property other then cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation.

         4.3.4    Redemption.


         (a) The corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the shares of Series A Preferred Stock by paying therefor a sum equal to the Series A Original Issue Price for each such share to be redeemed plus the sum of all unpaid dividends accrued with respect thereto, as adjusted for stock splits, stock dividends or similar recapitalizations (the "Series A Redemption Price"). The corporation may, at the option of the Board of Directors, pay the Series A Redemption Price in cash or in the form of senior unsecured indebtedness, on the terms described in Section 4.3.5. Unless otherwise provided by the Plan, if less than all shares of the Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock shall be redeemed pro rata from the holders of the Series A Preferred Stock. The corporation may at any time it may lawfully do so,
(i) after all shares of Series A Preferred Stock have been redeemed pursuant to this subsection 4.3.4(a), and (ii) if any shares of Series A Preferred Stock have been redeemed pursuant to this subsection 4.3.4(a) in exchange for senior unsecured indebtedness on the terms described in Section 4.3.5, after such senior unsecured indebtedness has been paid in full, at the option of the Board of Directors, redeem in whole or in part the shares of Series B Preferred Stock by paying therefor a cash sum equal to the Series B Original Issue Price for each such share to be redeemed plus the sum of all unpaid dividends accrued with respect thereto, as adjusted for stock splits, stock dividends or similar recapitalizations (the "Series B Redemption Price"). If less than all shares of the Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock shall be redeemed pro rata from the holders of the Series B Preferred Stock.

         (b) (i) At least 30 but no more than 60 days prior to the date fixed for any redemption of Series Preferred Stock (the "Series Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the series Redemption Date, the Series Redemption Price, the form of payment, the place at which payment may be obtained and the date on which such holder's conversion rights (as set forth in
         Section 4.3.6) as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Series Redemption Notice"). Except as provided in subparagraph 4.3.4(b)(ii), on or after the Series Redemption Date, each holder of Series

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         Preferred Stock to be redeemed shall surrender to this  corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Series Redemption Notice, and thereupon the Series Redemption Price of such shares shall be payable in the form determined by the Board of Directors pursuant to subsection 4.3.4(a), to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such
         certificate   are  redeemed,   a  new   certificate   shall  be  issued
         representing the unredeemed shares.

                  (ii) From and after the Series Redemption Date, all dividends on the Series Preferred Stock designated for redemption in the Series Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series Preferred Stock (except the right to receive the series Redemption Price in the form determined by the Board of Directors pursuant to subsection 4.3.4(a), upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever.

                 (iii)  In  the  event  that  the  Series  Redemption  Price  is determined by the Board of Directors pursuant to subsection 4.3.4(a) to be paid in cash, the following provisions of this subsection 4.3.4(b)(iii) shall apply: Three days prior to the Series Redemption Date, this corporation shall deposit the Series Redemption Price of all outstanding shares of Series Preferred Stock designated for redemption in the Series Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instructions and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Series Redemption Price of each share to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant hereto for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section
         4.3.6 hereof no later than the Series Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant hereto remaining unclaimed at the expiration of one year following the Series Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board of Directors, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Series Preferred Stock and payment of any bond requested by the corporation, to receive such monies but without interest from the Series Redemption Date.

                  (iv) The rights contained in this Section 4.3.4 are in addition to any other rights of this corporation under law to repurchase part or all of the Series Preferred Stock.





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         4.3.5    Exchange.


         The terms of the senior unsecured indebtedness shall be as set forth in a Senior Indebtedness Agreement which shall include, but not be limited to, the following terms: Such indebtedness will bear interest at 12 percent per annum, be payable quarterly in arrears in cash, and will mature on the date that is 10 years after the exchange was effected. The indebtedness shall be required to be repaid prior to maturity in installments of 20 percent of the original principal amount per year, beginning at the end of the sixth year after the exchange has been effected. Such Senior Indebtedness Agreement shall be the obligation of the corporation and each of its subsidiaries (as defined in the Plan) and contain affirmative and negative covenants (excluding financial covenants) and such terms of default and default remedies as are customary in commercial lending transactions involving borrowers of financial position and condition comparable to that of the corporation at the time of such redemption. Unless and until agreement is reached on all terms of the Senior Indebtedness Agreement, the corporation shall not redeem the Series A Preferred Stock other than for cash, and if such agreement is not reached prior to a Series Redemption Date, the corporation will withdraw any Series A Redemption Notice immediately prior to the Series A Redemption Date specified therein to the extent the redemption is to be made other than for cash.

         4.3.6    Conversion.


         The holders of the Series Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) (i) Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof at any time after April 30, 1999, and prior to the close of business on any Series Redemption Date as may have been fixed in any series Redemption Notice with respect to such share, into such number of fully paid and nonassessable shares of Common Stock as are equal to the product obtained by multiplying the number of shares of Series A Preferred Stock being converted by the Series A Conversion Rate (determined under subsection 4.3.6(c)). Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof at any time prior to the close of business on any Series Redemption Date as may have been fixed in any Series Redemption Notice with respect to such share, into such number of fully paid and nonassessable shares of Common Stock as are equal to the product obtained by multiplying the number of shares of Series B Preferred Stock being converted by the Series B Conversion Rate (determined under subsection 4.3.6(c)).

                  (ii) In the event of a call for redemption of any shares of Series Preferred Stock pursuant to Section 4.3.4 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Series Redemption Date, unless default is made in payment of the Series Redemption Price.

                 (iii) Each share of Series A Preferred Stock may, at the option of the corporation's Board of Directors, automatically be converted into the number of shares of Common Stock (determined pursuant to subsection 4.3.6(a)(i)) into which such Series A Preferred Stock is then convertible if, at any time, the Common Stock is then listed or admitted to unlisted trading privileges on a national securities exchange or is admitted for

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
         quotation under the National Association of Securities Dealers Automated Quotations System ("NASDAQ") or similar automated quotation system and the average market price (as hereinafter defined) over a period of 20 consecutive trading days is 120 percent of the Series A Conversion Price (determined under subsection 4.3.6(c)); provided, that all accrued but unpaid dividends with respect to each share of Series A Preferred Stock, as adjusted for stock splits, stock dividends or similar recapitalizations, shall be paid upon the effective date of the conversion of such shares, to the persons entitled to receive shares of Common Stock upon such conversion. Each share of Series B Preferred Stock may, at the option of the corporation's Board of Directors, automatically be converted into the number of shares of Common Stock (determined pursuant to subsection 4.3.6(a)(i)) into which such Series B Preferred Stock is then convertible if, at any time, the Common Stock is then listed or admitted to unlisted trading privileges on a national securities exchange or is admitted for quotation under the NASDAQ or similar automated quotation system and the average market price (as hereinafter defined) over a period of 20 consecutive trading days is 120 percent of the Series B Conversion Price (determined under subsection 4.3.6(c)). The "market price" for each trading day shall be
         (A) if the Common Stock shall at the time be listed or admitted to unlisted trading privileges on the New York Stock Exchange, the last reported sale price regular way of the Common Stock on the composite tape (or if the Common Stock at the time be not so listed or admitted to unlisted trading privileges on the New York Stock Exchange but be listed or admitted to unlisted trading privileges on another national securities exchange, on the basis of the last reported sale price regular way on the securities exchange on which the Common Stock is at the time listed or admitted to unlisted trading privileges) on each such trading day upon which such a sale shall have been effected (or if no sale takes place on any such day on such exchange, the mean between the closing bid and asked prices on such day as officially quoted on such exchange), or (B) if the Common Stock is not at the time so listed or admitted to unlisted trading privileges on a national securities exchange, the last quoted sales price or, if not so quoted, the mean between the highest reported bid and lowest reported asked prices of the Common Stock in the over-the-counter market on each such business day, each as reported by NASDAQ or similar organization if NASDAQ is no longer reporting such information.


         (b) Before any holder of Series Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to subsection 4.3.6(a)(iii), the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificate evidencing such shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, are either delivered to the corporation or its transfer agent, or the holder notifies the corporation or

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its transfer agent that such  certificates  have been lost,  stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. In the case of any conversion provided herein, (i) the corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and (ii) such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         (c) The conversion rate for the Series A Preferred Stock in effect at any time (the "Series A Conversion Rate") shall equal the Series A original Issue Price divided by the Series A Conversion Price, as defined herein. The conversion rate for the Series B Preferred Stock in effect at any time (the "Series B Conversion Rate") shall equal the Series B original issue Price divided by the Series B Conversion Price, as defined herein. The conversion price for the Series A Preferred Stock in effect from time to time, except as adjusted in accordance with subsection 4.3.6(d), shall be $7.50 (the "Series A Conversion Price"). The conversion price for the Series B Preferred Stock in effect from time to time, except as adjusted in accordance with subsection 4.3.6(d), shall be $2.873 (the "Series B Conversion Price").


         (d) The Series A Conversion Price and the Series B conversion Price shall be subject to adjustment from time to time as follows:

                   (i) In the event the corporation should at any time or from time to time after the earliest date on which shares of Series Preferred Stock are issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Rights") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Rights
         (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Series A Conversion Price and the Series B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares.

                  (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price and the Series B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.


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
         (e) In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.3.2 or subsection 4.3.6(d)(i) hereof, then, in each such case for the purpose of this subsection 4.3.6(e), the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of such Series A Preferred Stock or Series B Preferred Stock, respectively, are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.


         (f) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 4.3.3 or 4.3.6), provision shall be made so that the holders of the Series A Preferred Stock and the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock and the Series B Preferred Stock, respectively, the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3.6 with respect to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3.6 (including adjustment of the Series A Conversion Price and the Series B Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.


         (g) This corporation will not, by amendment of these Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights as provided herein of the holders of the Series Preferred Stock against impairment.

         (h) (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock and the Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, determined on the basis of the total number of shares of the Series A Preferred Stock and the Series B Preferred Stock, respectively, the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or the Series B Conversion Price pursuant to this

         Section 4.3.6, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock, as appropriate, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, and (B) the Series A Conversion Price or the Series B Conversion Price at the time in effect for such series of Series Preferred Stock.


         (i) In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.


         (j) This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


         (k) Any notice required by the provisions of this Section 4.3.6 to be given to the holders of shares of Series Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested and addressed to each holder of record at his address appearing on the books of this corporation.


         (1) At any time, in the event of any consolidation or merger of the corporation with or into another corporation or other entity or person, or any other corporate reorganization or other transaction or series of related transactions by the corporation, in any such case, in which more than 50 percent of the voting power of the corporation is transferred, then holders of the Series Preferred Stock shall receive the number of shares of stock or other securities or property (including cash) which a holder of the number of shares of Common Stock deliverable upon conversion of such Series Preferred Stock would have been entitled on such consolidation, merger, reorganization or other transaction.

         4.3.7    Voting Rights.


         (a) The holders of outstanding shares of each series of Series Preferred Stock shall have the right to vote as a separate voting group, on the basis of one vote for each share of Common Stock into which such holders' shares of such series of Series Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded up to the next highest whole share), on any amendment to these Articles of Incorporation which (A) increases or decreases the aggregate number of authorized shares of such series of Series Preferred Stock, (B) effects an exchange or reclassification of all or part of the shares of such series of Series Preferred Stock into shares of another class, (C) effects an exchange or reclassification, or creates the right of exchange, of all or part of the shares of another class into shares of such series of Series Preferred Stock, (D) changes the designation, rights, preferences or limitations of all or part of the shares of such series of Series Preferred Stock, (E) changes the shares of all or part of such series of Series Preferred Stock into a different number of shares of the same class, (F) creates a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of such series of Series Preferred Stock, (G) increases the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of such series of Series Preferred Stock, (H) limits or denies an existing preemptive right of all or part of the shares of such series of Series Preferred Stock, or (I) cancels or otherwise affects rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of such series of Series Preferred Stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation.


         (b) If a Covenant Violation (as hereinafter defined) shall have occurred and be continuing or if dividends payable on the Series A Preferred Stock shall have been in arrears and not paid, or deemed to have been paid pursuant to the next sentence, in full for (i) three consecutive quarters, (ii) any four quarters during any consecutive twenty-four month period, or (iii) any eight quarters (any such series of arrearages described in clauses (i) through (iii) being an "Arrearage Event"), the holders of the Series A Preferred Stock shall have the exclusive right to elect that number of persons to the Board of Directors of the corporation such that such number of persons shall constitute a majority of the Board of Directors of the corporation, by replacing the incumbent Directors, by adding new members to the Board of Directors, or through any combination of the above. Notwithstanding the foregoing, if a dividend has not been paid in full (a) for a particular quarter and the corporation makes such payment on or before the next scheduled dividend payment date, and timely pays the next dividend on its scheduled dividend payment date or (b) during any Blockage Period and the corporation (x) deposits the amount payable with respect to such dividend into escrow in accordance with Section 4.3.2 when due or within the time provided in clause (a) above of this subsection 4.3.7(b), and (y) makes such payment through the release of Escrowed Dividends within five days after the expiration or termination of all Blockage Periods then in effect or as otherwise provided by the Plan, then, in either such case, such nonpayment shall be deemed to be timely paid and shall not be counted for purposes of clauses (i) through (iii) above. The rights of the holders of the Series A Preferred Stock pursuant to this Subsection 4.3.7(b) shall terminate on the date that (i) less than 25 percent of the originally issued Series A Preferred Stock remains outstanding or (ii) the Covenant Violation or Arrearage Event is no longer continuing or has been cured. On any such date (the "Board Recovery Date"), the term of any Director then in office elected by the holders of Series A Preferred Stock pursuant to this Section 4.3.7 shall terminate and each such Director shall be replaced by a Director that is appointed by the corporation's management. As soon as practicable, but in any event not more than 90 days following the Board Recovery Date, the Board of Directors shall call a meeting of the corporation's shareholders for the purposes of electing all members of the Board of Directors. The Directors elected at such shareholders' meeting shall then remain in place until the next annual meeting of the corporation's shareholders or as otherwise provided by the corporation's bylaws or articles of incorporation. A "Covenant Violation" shall be deemed to have occurred on the date that the corporation creates or incurs any liabilities resulting from borrowings, loans or advances, whether secured or unsecured, other than those permitted by Section 6.02 B. of the Secured Loan Agreement (as such term is defined in the Plan) if on such date or after giving effect to such creation or incurrence, the corporation's long term debt (less current maturities and deferred taxes) exceeds 40 percent of the aggregate of the corporation's long term debt (less current maturities and deferred taxes) and stockholder's equity.


         (c) Except as otherwise provided in this Section 4.3.7 or as required by the Oregon Business Corporation Act, the holders of the Series Preferred Stock shall have no right to vote on any matter coming before any meeting of the shareholders of the corporation.

                     ARTICLE 5. REGISTERED OFFICE AND AGENT

         The name of the initial registered agent of the corporation and the address of its registered office are as follows:

                              Lawco of Oregon, Inc.
                        111 S.W. Fifth Avenue, Suite 2500
                             Portland, Oregon 97204

                  The agent has consented to the appointment.

                              ARTICLE 6. DIRECTORS

         From the effective date of the corporation's Plan, the number of directors constituting the Board of Directors of the corporation shall be seven, with three directors (as designated in the Plan) to stand for election at the annual meeting of shareholders held in calendar year 1995 and with four directors (as designated in the Plan) to stand for election at the annual meeting of shareholders held in calendar year 1996. Thereafter, the number of directors constituting the Board of Directors of the corporation, and the method of electing such directors, shall be determined pursuant to the Bylaws of the Corporation; provided however, in the event the Board sets the number of Directors to be six (6) or more, the Board shall be divided into three classes, with each class to be as nearly equal in number as possible, with the members of each class to be determined by the Board of Directors and with the terms of such classes to be as follows: at least two directors shall be elected for a term of one year, at least two directors shall be elected for a term of two years and at least two directors shall be elected for a term of three years and at each annual shareholders' meeting thereafter the term of directors whose terms expire on that date shall be elected for a term of three years. Unless otherwise provided for in these Fourth Restated Articles of Incorporation, any vacancy of the Board of Directors to be filled by reason of an increase in the number of directors or otherwise may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election, or until their successors are duly elected and qualified, or until their earlier resignation or removal.

                   ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

         To the fullest extent that the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for any monetary damages for conduct as a director. Any amendment to or repeal of this Article 7 or amendment to the Oregon Business Corporation Act shall not adversely effect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                           ARTICLE 8. INDEMNIFICATION

         To the fullest extent not prohibited by law, the corporation: (i) shall indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, and (ii) may indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was an employee or agent of the corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974), with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. This Article 8 shall not be deemed exclusive of any other provisions for the indemnification of directors, officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the corporation. For purposes of this Article 8, "corporation" shall mean the corporation incorporated hereunder and any successor corporation thereof.

                         ARTICLE 9. NO PREEMPTIVE RIGHTS

         No shareholder shall have preemptive rights to acquire additional shares of stock which may be issued by the corporation, pursuant to the Oregon Business Corporation Act.

         The name and telephone number of the person to contact about this filing are:

                         Robert J. Riecke
                         10260 SW Greenburg Road, Suite 900
                         Portland, OR 97223
                         (503) 246-3440

                              ARTICLES OF AMENDMENT
                                       OF
                              WTD INDUSTRIES, INC.



         Pursuant to the provisions of ORS 57.370, the undersigned corporation executes the following Articles of Amendment to its Fourth Restated Articles of
Incorporation:

                  1. The name of the corporation is WTD Industries, Inc. (the "Company").

                  2. Effective upon filing these Articles of Amendment with the Secretary of State of the State of Oregon, Article 4 of the Fourth Restated Articles of Incorporation of the Company is amended to add a new Subsection 4.4 as set forth on the amendment attached hereto.

                  3. The amendment was duly adopted by the Board of Directors of the corporation on March 4, 1998 and shareholder approval was not required.

                  4.  The   amendment   does  not  provide  for  the   exchange,
reclassification or cancellation of issued shares.

         These Articles of Amendment are executed by the Company by its duly authorized officer.



                  DATED:  March  4, 1998.



                            WTD INDUSTRIES, INC.



                            By:
                                ------------------------------------------------
                                Robert J. Riecke
                                Vice President - Administration
                                and Secretary

         4.4   Designation  of  Rights  and   Preferences  of  Series  C  Junior
               Participating Preferred Stock

         The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences, privileges and limitations as set forth below:

         4.4.1. Designation of Series C Junior Participating Preferred Stock and Amount. The shares of such series shall be designated as "Series C Junior Participating Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 400,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series C Preferred Stock.

         4.4.2.   Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of Common Stock, no par value per share (the "Common Stock"), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, subject to the provision for adjustment hereinafter set forth, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (A) of this Section
4.4.2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         4.4.3. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Articles of Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.



         4.4.4.   Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section
4.4.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                   (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

                  (iv) redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4.4.4, purchase or otherwise acquire such shares at such time and in such manner.

                  4.4.5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Fourth Restated Articles of Incorporation, or in any other Articles of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                  4.4.6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C
Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be

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
distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause
(a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         4.4.7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         4.4.8. No Redemption. The shares of Series C Preferred Stock shall not be redeemable.

         4.4.9. Rank. The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation's Preferred Stock.

         4.4.10. Amendment. The Fourth Restated Articles of Incorporation of the corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting together as a single class.






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
                  Articles of Amendment of WTD Industries, Inc.



1.  NAME OF CORPORATION PRIOR TO AMENDMENT:  WTD Industries, Inc.

2.  STATE THE ARTICLE NUMBER AND SET FORTH THE ARTICLE AS IT IS AMENDED TO READ.

     "FOURTH RESTATED ARTICLES OF INCORPORATION OF TREESOURCE
      INDUSTRIES, INC."
     "ARTICLE 1.  NAME The name of the corporation is TreeSource Industries,
      Inc."

3.  THE AMENDMENT WAS ADOPTED ON:  October 26, 1998

4. Shareholder action was required to adopt the amendment. The vote was as follows:

      Class or        Number of     Number of        Number of      Number of
      series of        shares    votes entitled to   votes cast     votes cast
       shares       outstanding      be cast            FOR          AGAINST
       ------       -----------    -----------      -----------    -----------
      COMMON         11,162,874     11,162,874        6,037,255      3,564,916

5.  EXECUTION

     Printed Name                      Signature                       Title

     Robert J. Riecke                  /s/ Robert J. Riecke            Secretary


     FILED OCTOBER 27, 1998  OREGON SECRETARY OF STATE















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